================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      NATIONWIDE HEALTH PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                 [LOGO OF NATIONWIDE HEALTH PROPERTIES, INC.]

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 19, 1999

To the Stockholders:

   The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at The Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California on April 19, 1999 at 2:00 p.m. local time. At the meeting, stockholders will act on the following matters:

      (1) Election of two directors, each for a term of three years;

      (2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999; and

      (3) Any other matters that may properly come before the meeting.

   Stockholders of record at the close of business on March 5, 1999 are entitled to vote at the meeting or any postponement or adjournment.

                                          By order of the Board of Directors

                                          R. Bruce Andrews
                                          President and Chief Executive
                                           Officer

March 19, 1999
Newport Beach, California

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................................   1
  What is the purpose of the annual meeting?................................   1
  Who is entitled to vote?..................................................   1
  What constitutes a quorum?................................................   1
  How do I vote?............................................................   1
  Can I change my vote after I return my proxy card?........................   1
  What are the Board's recommendations?.....................................   1
  What vote is required to approve each item?...............................   2
STOCK OWNERSHIP.............................................................   2
  Who are the largest owners of the Company's stock?........................   2
  How much stock do the Company's directors and executive officers own?.....   3
ITEM 1--ELECTION OF DIRECTORS...............................................   4
  Directors Standing for Election...........................................   4
  Directors Continuing in Office............................................   4
  Certain Relationships and Related Transactions............................   6
  Executive Compensation....................................................   7
    Report of the Compensation Committee on Executive Compensation..........   7
    Compensation Committee Interlocks and Insider Participation.............  10
    Employment Agreements...................................................  10
    Executive Compensation Summary Table....................................  11
    Option Grants for 1998..................................................  11
    Option Exercises and Values for 1998....................................  12
  Comparison of Five-Year Cumulative Total Returns..........................  14
ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS..............  15
OTHER MATTERS...............................................................  15
ADDITIONAL INFORMATION......................................................  15

                       NATIONWIDE HEALTH PROPERTIES, INC.
                      610 Newport Center Drive, Suite 1150
                        Newport Beach, California 92660

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement contains information related to the annual meeting of stockholders of Nationwide Health Properties, Inc. to be held on Monday, April 19, 1999, beginning at 2:00 p.m., at The Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California, and at any postponement or adjournments.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during 1998 and respond to questions from the stockholders.

Who is entitled to vote?

   Only stockholders of record at the close of business on the record date, March 5, 1999, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 46,216,484 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

   If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  . for election of the nominated slate of directors (see page 4); and

  . for ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors (see page 15).

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   Election of Directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

   Ratification of Auditors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

   The following table sets forth the only stockholder known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock at December 31, 1998:

                                             Common Stock        Percent of
             Beneficial Owner             Beneficially Owned Outstanding Shares
             ----------------             ------------------ ------------------

  Scudder Kemper Investments Inc. .......     4,016,343 (1)         8.7%
     345 Park Avenue
     New York, NY 10154

(1) Scudder Kemper Investments, Inc. had sole dispositive power with respect to 4,016,343 shares, sole voting power with respect to 1,774,013 shares and shared voting power with respect to 1,872,100 shares. Share ownership numbers are based on information as of December 31, 1998, obtained from a
     Schedule 13G filed with the Securities and Exchange Commission by Scudder Kemper Investments, Inc.

How much stock do the Company's directors and executive officers own?

   The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 28, 1999.

                                STOCK OWNERSHIP

                                        Aggregate Number            Percent of
                                           of Shares     Acquirable   Shares
                                          Beneficially   within 60  Outstanding
                  Name                      Owned(1)       Days(2)      (3)

  R. Bruce Andrews.....................     138,366        79,999        *

  John C. Argue........................      31,342           --         *

  David R. Banks.......................      18,700           --         *

  Sam A. Brooks........................      48,000           --         *

  Mark L. Desmond......................      30,600        28,001        *

  Charles D. Miller....................      84,000           --         *

  Jack D. Samuelson....................       9,200           --         *

  John J. Sheehan, Jr..................       3,500        19,999        *

  Gary E. Stark........................       6,000        19,999        *

  T. Andrew Stokes.....................      12,790        30,999        *

  All current directors and executive
  officers as a group (11 persons).....     382,658       182,330       1.2%


(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares which the individual has either some or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

  . Mr. Argue - 11,342 shares held by a pension plan of which Mr. Argue votes and makes investment decisions; 5,975 shares held by trusts of which Mr. Argue is trustee; and 4,070 shares owned by Mr. Argue's wife, as to which Mr. Argue disclaims any beneficial interest.

  . Mr. Miller - 10,000 shares held in the Carolyn and Chuck Miller
    Foundation as to which Mr. Miller has no pecuniary interest and disclaims beneficial ownership.

  . Mr. Sheehan - 2,500 shares that his wife holds as custodian for the benefit of his children.

(2) Reflects shares that could be purchased by exercise of options available at February 28, 1999 or within 60 days thereafter under the Company's stock option plan.

(3) Based on the number of shares outstanding at or acquirable within 60 days of February 28, 1999.

   Based upon a review of the filings with the Securities and Exchange Commission, the Company believes that all of the Company's directors and executive officers complied during 1998 with the reporting requirements of
Section 16(a) of the Securities Act of 1934, with the following exception: (i) Mr. Argue filed four late reports related to four purchases of shares by his wife under a dividend reinvestment plan. Mr. Argue's wife purchased an aggregate of 298 shares.

                         ITEM 1--ELECTION OF DIRECTORS

                        Directors Standing for Election

   The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

   The current three-year term of the office of directors in Class III expires at the 1999 annual meeting. The Board of Directors proposes that the nominees described below, both of whom are currently serving as Class III directors, be re-elected to Class III for a new term of three years and until their successors are duly elected and qualified.

   Both of the nominees have consented to serve three year terms. If either of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

   Class III Directors. The directors standing for election are:

   R. Bruce Andrews                                          Director since 1989
   Mr. Andrews, 58, has served as President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. He had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments. He is also a director of CenterTrust Retail
   Properties, Inc.

   Charles D. Miller                                         Director since 1985
   Mr. Miller, 71, has served as Chairman of the Board of the Company since February 1998 and a Director of the Company since its inception. He has served as the Chairman of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels and office products, since May 1998. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, Chairman and Chief Executive in 1983 and to his present position as Chairman in May 1998. He has been a Director of Avery Dennison since 1975.
   He is a member of the Board of Directors of The Air Group, the Amateur Athletic Foundation of Los Angeles, Edison International, Pacific Life Insurance Company and a Trustee Emeritus of Johns Hopkins University and Occidental College. Mr. Miller serves as Chairman of the Board of United
   Way of Greater Los Angeles and of the Los Angeles Business Advisors. He is Vice Chairman of Board of Directors of the Los Angeles Sports Council and the Southern California Committee for the Olympic Games. He is a member of the Advisory Board of Korn/Ferry International, the California Business Roundtable, Mellon Financial Group--West Coast and the Autry Museum of Western Heritage. He is also a member of the Board of Governors of the United Way of America.

                         Directors Continuing in Office

   Class I Directors. The following Class I directors were elected at the Company's 1997 annual meeting for terms ending in 2000.

   Sam A. Brooks, Jr.                                        Director since 1985
   Mr. Brooks, 60, has been Chairman, President and Chief Executive Officer of Renal Care Group, Inc., an operator of outpatient dialysis clinics since October 1997. He joined Renal Care Group, Inc. as President and Chief Executive Officer and Director in February 1996. Mr. Brooks has been President of MedCare Investment Corporation, a health care investment company, since May 1991. Mr. Brooks is a director of PhyCor, Inc. and Quorum Health Group, Inc. Mr. Brooks was Chairman of the Board of the
   Company
   from June 1988 to September 1989. Mr. Brooks served as President and Chief Executive Officer of the Company from its inception until June 1988. Mr. Brooks was the Chief Financial Officer of Hospital Corporation of America, a hospital management company, from 1970 to 1985.

   Jack D. Samuelson                                         Director since 1994
   Mr. Samuelson, 74, co-founded Samuelson Brothers, a real estate contractor and developer, in 1946 and has served as its President and Chairman of the Board since 1957. Mr. Samuelson is also a director of Western Staff
   Services.

   Class I Directors. The following Class II directors were elected at the Company's 1998 annual meeting for terms ending in 2001:

   John C. Argue                                             Director since 1998
   Mr. Argue, 67, is Of Counsel and was formerly Senior Partner of the law firm of Argue, Pearson, Harbison & Myers. Mr. Argue is a director of Avery Dennison Corporation, Apex Mortgage Capital, Inc., TCW Funds, Inc., a registered investment company, and TCW Convertible Securities Fund, Inc. He is also a trustee of the TCW/DW Family of Funds and TCW/DW Term Trusts
   2000, 2002 and 2003. Mr. Argue also is an advisory director of LAACO, Ltd. and Mellon Financial Group--West Coast. He is Chairman of the Rio Hondo Memorial Foundation and the Amateur Athletic Foundation of Los Angeles.

   David R. Banks                                            Director since 1985
   Mr. Banks, 62, has served as Chairman and Chief Executive Officer of
   Beverly Enterprises, Inc., an operator of nursing facilities, rehabilitation clinics and specialty hospitals, since October 1995. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in
   March 1990. He has been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is also a director of Ralston Purina Company, PharMerica, Inc. and Agribrand. Mr. Banks was Chairman of the Board of the Company from its inception until June 1988.

How are directors compensated?

   Base Compensation. Each non-employee director receives a retainer based on an annualized rate of $24,000 together with a fee of $1,000 per Board meeting or $500 per Committee meeting attended. The Chairman receives an additional $12,000 per year. Committee Chairmen receive additional compensation for their Board Committee Service in the amount of $3,600 per year.

   Restricted Stock. Each non-employee directors receives an automatic award, in January of each year, of 2,000 shares of common stock. Each award vests three years after the date of issuance. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its common stock.

   Retirement Plan. Non-employee directors are eligible to participate in the Retirement Plan for Directors whereby individuals who terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director's termination from the Board. The current retainer amount is $24,000 per year. Any increases in the annual retainer which take effect after an eligible director's termination from the Board will automatically increase the annual retirement benefit.

   Benefits will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible directors, any benefits will be paid to his or her surviving spouse in accordance with the same payment schedule above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

How often did the Board meet during fiscal 1998?

   The Board of Directors met ten times during 1998. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he served.

What committees has the Board established?

   The Board of Directors has standing Investment, Compensation, Audit and Nominating Committees.

                           BOARD COMMITTEE MEMBERSHIP

                                    Investment Compensation   Audit   Nominating
                Name                Committee   Committee   Committee Committee

  R. Bruce Andrews.................      *                                 *

  John C. Argue....................                  *           *

  David R. Banks...................      *           *                     *

  Sam A. Brooks....................      *                      **

  Charles D. Miller................                 **           *        **

  Jack D. Samuelson................     **           *           *

 *Member
 **Chair

   Investment Committee. The Investment Committee has the power to approve the Company's investments and reviews the Company's investment policies. The Investment Committee met ten times in 1998.

   Compensation Committee. The Compensation Committee has been delegated the functions of the Board with respect to the compensation of the Company's key management personnel and administration of the Company's Stock Option Plan and Deferred Compensation Plan. The Compensation Committee met two times in 1998.

   Audit Committee. The Audit Committee selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures and reviews the compliance with certain policies and procedures of the Company. The Audit Committee met twice in 1998.

   Nominating Committee. The Nominating Committee reviews candidates for director suggested by management, directors, stockholders and others and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and selection of individual candidates for election to the Board of Directors. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's President, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The nominating committee met once during 1998.

                 Certain Relationships and Related Transactions

   John C. Argue, a director of the Company, is Of Counsel to the law firm of Argue, Pearson, Harbison & Myers. Mr. Argue's law firm performs legal services from time to time on behalf of the Company.

   Steven J. Insoft joined the Company as its Vice President of Development in February 1998. At the time he joined the Company, Mr. Insoft, together with certain family members, owned entities that completed the development during 1998 of three facilities pursuant to development agreements with the Company and entities that operated four facilities that were subject to leases with the Company or were provided mortgage financing by the Company. During the 1998 calendar year, Mr. Insoft and his family members disposed of certain of their interests in such entities. Mr. Insoft no longer owns any interest in any entity that is a party to transactions with the Company. Mr. Insoft's parents continue to own entities that were provided mortgage financing by the Company and/or leases such facilities. During 1998, the total amount of mortgage and lease payments made by these entities to the Company was approximately $3,276,000. The Company believes that the foregoing transactions among Mr. Insoft, his family members and the Company, are on terms and conditions which are similar to those between the Company and unrelated third parties.

                             Executive Compensation

   The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee on Executive Compensation

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1998.

What is the Company's philosophy of executive officer compensation?

   The Company's compensation program for executives consists of three key elements:

     .  A base salary,
     . A performance-based annual bonus, and . Periodic grants of stock options and dividend equivalents.

   The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk" namely, the annual bonus, stock options and dividend equivalents. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to the Company's performance. (Bonus arrangements applicable to the Company's Chief Executive Officer are described below.) Stock options and dividend equivalents relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

   Since 1985, the Compensation Committee has retained the services of Strategic Compensation Associates ("SCA"), an executive compensation consulting firm, to assist the Committee in its assessment of the Company's compensation programs for its executive officers.

   Base Salary. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer's service. Under the Chief Executive Officer's direction, SCA reviews all salary recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

   Annual Bonus. Annual bonuses are based upon recommendations by the Chief Executive Officer, taking into consideration an evaluation of the performance of the Company as a whole together with a subjective evaluation of each executive officer. Under the Chief Executive Officer's direction, SCA reviews all bonus recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

   Stock Options and Dividend Equivalents. All of the executive officers participate in the Company's Stock Option and Restricted Stock Plan. That plan's primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of stock options and stock appreciation rights and awards of dividend equivalents.

   Starting in 1996, grants of stock options and awards of dividend equivalents related to stock options replaced awards of restricted stock, at the recommendation of SCA. The stock options vest ratably over a three-year period and are exercisable at the market price of the Company's common stock on the date of grant. Dividend equivalents are paid in cash based upon a formula recommended by SCA. The dividend equivalent award formula depends upon the Company's performance measured by total return to stockholders (increase in stock price and dividends paid) over a three to five year period, compared to peer companies and other companies comprising a general index of real estate investment trusts, in each case as selected by the Compensation Committee and calculated by SCA. Dividend equivalents may be earned in all or in part depending upon the actual total return to shareholders as compared to peer groups of other real estate investment trusts. The Compensation Committee is reviewing the performance standards formula that determine when executive officers earn dividend equivalents to consider whether internal standards of measurement, such as growth in funds from operations, should be considered in addition to total return to shareholders as measured against a peer group consisting only of healthcare REITS. For executive officers, other than the Chief Executive Officer, grants ranged from 10,000 to 16,000 stock options, and awards ranged from 10,000 to 16,000 dividend equivalents. The levels of such awards were based upon the recommendation of SCA. The awards are intended to provide incentives for the long-term performance of the Company.

How is the Company's Chief Executive Officer compensated?

   The Compensation Committee set Mr. Andrews' salary for 1998 at its January 1998 meeting. Mr. Andrews' base salary was increased $25,000 to $425,000 based upon the recommendation of SCA and in light of salaries being paid to other similarly situated CEOs as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company's performance in 1997 under his leadership.

   Mr. Andrews' bonus with respect to 1998 was $400,000, or 94% of his base salary for 1998, and was awarded based on the recommendation of SCA as well as a subjective evaluation by the Committee of Mr. Andrews' performance and of the performance of the Company as a whole.

   Mr. Andrews was granted 40,000 stock options and awarded 40,000 dividend equivalents in January 1998. The purpose of this award was to provide a long-term incentive to Mr. Andrews as options vest ratably over three years and the dividend equivalents can be earned depending upon the Company's performance measured for a minimum of a three-year period up to a five-year period as described above. The award was based upon the recommendation of SCA and the subjective evaluation of Mr. Andrews' performance and that of the Company as a whole.

How is the Company Addressing Internal Revenue code limits on deductibility of compensation?

   The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive offhcers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 19, 1999                            Compensation Committee
                                          Charles D. Miller (Chairman)
                                          John C. Argue
                                          David R. Banks
                                          Jack D. Samuelson

          Compensation Committee Interlocks and Insider Participation

   Mr. Banks serves as Chairman and Chief Executive Officer of Beverly Enterprises, Inc. Mr. Banks is a member of the Company's Compensation Committee and was Chairman of the Board of Directors of the Company from its inception until June 1988. At December 31, 1998, Beverly Enterprises, Inc. or its subsidiaries ("Beverly") leased and operated 48 of the Company's 291 owned facilities and operated 4 of the 55 facilities securing the Company's mortgage loans receivable. Beverly paid aggregate rent, including additional rent, and interest payments of approximately $21,161,000 to the Company in 1998. The aggregate minimum rent payable in 1999 by Beverly to the Company for the 48 facilities leased and operated as of December 31, 1998 will be approximately $16,260,000. Additional rent, based upon increased net patient revenues of such facilities, may also be payable by Beverly to the Company in 1999. The aggregate interest payable in 1999 by Beverly to the Company for the mortgage loans will be approximately $582,000.

                             Employment Agreements

   The Company has entered into employment agreements with R. Bruce Andrews, President and Chief Executive Officer, Mark L. Desmond, Senior Vice President and Chief Financial Officer, and T. Andrew Stokes, Senior Vice President of Corporate Development, pursuant to which Mr. Andrews received base compensation for 1998 of $425,000, Mr. Desmond received base compensation of $195,000 and Mr. Stokes received base compensation of $220,000. Annual bonuses and annual grants of stock options with performance-based dividend equivalents, as well as annual increases in base compensation, are determined by the Company's Compensation Committee, subject to provisions of the employment agreements. Mr. Andrews' employment agreement provides for a three-year employment period and automatically renews on the first day of each month for a new three-year period, unless the Company gives Mr. Andrews notice that the agreement will not be further extended. Mr. Andrews' employment agreement provides for a final termination date not later than his 65th birthday. The employment agreements for Messrs. Desmond and Stokes each provide for an employment period ending February 28, 2001.

   In the event of a termination in Mr. Andrews' employment other than for cause, disability, death or by him for good reason, he is entitled to a severance payment equal to three times his highest annual base compensation and three times his average annual bonus over the last three years. Under such circumstances, any shares of restricted stock and options held by him that are not then vested will vest, and such officer will continue to be covered by the Company's health plan for a three-year period.

   In the event of a termination of employment of either Mr. Desmond or Mr. Stokes, other than for cause, disability, death or within three years following a change of control, such officer is entitled to a severance payment equal to 150% of his highest annual base compensation and 150% of his average annual bonus over the last three years. In addition, shares of restricted stock and stock options held by such officer that are not then vested will vest, and such officer will continue to be covered by the Company's health plan for a period of 18 months following termination.

   The Company has adopted an executive employment security policy. The policy provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant is entitled to receive payments equal to the participant's highest compensation for a period of twelve to thirty-six months following termination, depending upon the participant's length of employment. These payments would be reduced by one-half of any compensation received from any new employment. R. Bruce Andrews, Mark L. Desmond, T. Andrew Stokes, Gary E. Stark and John J. Sheehan, Jr. have been designated as plan participants.

                      Executive Compensation Summary Table

   The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 1998 (the "named executive officers") for services rendered to the Company during each of the last three years.

EXECUTIVE COMPENSATION SUMMARY TABLE

                                                         Long-Term
                                                       Compensation
                                                       -------------
                                   Annual Compensation
  Name and Principal        Fiscal ------------------- Stock Options    All Other
  Position                   Year   Salary     Bonus      Awarded    Compensation(1)

  R. Bruce Andrews           1998  $ 425,000 $ 400,000    40,000         17,000
  President and Chief        1997    400,000   400,000    40,000         16,000
  Executive Officer          1996    380,000   228,000    40,000         15,200

  T. Andrew Stokes           1998    220,000   136,000    16,000          8,800
  Senior Vice President of   1997    166,000   115,000    16,000          6,634
  Corporate Development      1996    155,000    62,000    15,000          6,200

  Mark L. Desmond            1998    195,000   113,000    14,000          7,772
  Senior Vice President and  1997    159,000    95,000    14,000          6,355
  Chief Financial Officer    1996    151,000    60,400    14,000          6,040

  Gary E. Stark              1998    165,000    70,000    10,000          6,590
  Vice President and         1997    151,000    68,000    10,000          6,076
  General Counsel            1996    145,000    43,500    10,000          5,800

  John J. Sheehan, Jr.       1998    155,000    72,000    10,000          6,073
  Vice President of          1997    120,000    63,000    10,000          4,153
  Development                1996    110,000    33,000    10,000          4,400


(1) The Company provides the named executive officers with certain group health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. The amounts shown in this column include the following:

     . The Company's matching contributions under the Company's deferred compensation account and the Company's contribution under the Company's Simply IRA Plan Account.

                             Option Grants for 1998

   The following table sets forth information with respect to option grants to the named executive officers during fiscal 1998 and the potential realizable value of such option grants:

  . The number of shares of common stock underlying options granted during the year;
  . The percentage that such options represent of all options granted to employees during the year;
  .  The exercise price;
  .  The expiration date; and
  . The hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

  The Company calculated the hypothetical value of the options as of their date of grant using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. This model is only one method of valuing options, and the reader should not interpret the Company's use of the model as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of the exercise.

                           OPTION GRANTS DURING 1998


                                      % of Total
                                        Options                           Hypothetical
                           Number of  Granted to    Exercise                Value at
                            Options   Employee in    Price     Expiration    Grant
            Name           Granted(1) Fiscal Year ($/Share)(2)    Date      Date(3)

  R. Bruce Andrews........   40,000       40%       $26.1875    1/16/08     $108,000

  T. Andrew Stokes........   16,000       16%       $26.1875    1/16/08       43,200

  Mark L. Desmond.........   14,000       14%       $26.1875    1/16/08       37,800

  Gary E. Stark...........   10,000       10%       $26.1875    1/16/08       27,000

  John J. Sheehan, Jr.....   10,000       10%       $26.1875    1/16/08       27,000

(1) Awards of dividend equivalents accompany the 1998 stock option grants on a one-for-one basis. Such dividend equivalents are payable in cash until such time as the corresponding stock option is exercised, based upon a formula approved by the Compensation Committee. That formula depends on the Company's performance measured for a minimum of a three-year period and up to a five-year period by total return to stockholders (increase in stock price and dividends paid) compared to peer companies and other companies comprising a general index of real estate investment trusts, in each case as selected by the Compensation Committee. The named executive officers may earn dividend equivalents in all or in part depending upon the actual total return to shareholders as compared to peer groups of other real estate investment trusts.

(2) The market prices on the dates of the grants were the same as the exercise prices.

(3) Calculated using the Black Scholes option valuation methodology, as recommended by Strategic Compensation Associates, an executive consulting firm. In using this methodology, the Company utilized the following variables: risk free rate of return of 6.30%; .1645 three-year volatility factor; 6.42% dividend yield; ten-year option term; which yields a Black Scholes value for such stock options of $2.70.

                      Option Exercises and Values for 1998

   The table below sets forth the following information with respect to option exercises during fiscal 1998 by each of the named executive officers and the status of their options at December 31, 1998:

  . The number of shares of common stock acquired upon exercise of options during 1998;
  . The aggregate dollar value realized upon the exercise of such options; . The total number of exercisable and non-exercisable stock options held at December 31, 1998; and
  . The aggregate dollar value of in-the-money exercisable options at December 31, 1998.

                     AGGREGATE OPTION EXERCISES DURING 1998
                     AND OPTION VALUES ON DECEMBER 31, 1998

                          Number of                                             Value of Unexercised
                           Shares                     Number of Unexercised     In-the-Money Options
                        Acquired Upon     Value         Options 12/31/98             12/31/98(1)
                         Exercise of  Realized Upon ------------------------- -------------------------
          Name             Option       Exercise    Exercisable Unexercisable Exercisable Unexercisable
  R. Bruce Andrews            --          $ --        39,999       80,001       $18,333      $9,617
  T. Andrew Stokes            --            --        15,333       30,667         6,875       3,438
  Mark L. Desmond             --            --        13,998       28,002         6,416       3,209
  Gary E. Stark               --            --         9,999       20,001         4,583       2,292
  John J. Sheehan, Jr.        --            --         9,999       20,001        10,416       5,209

(1) In accordance with SEC rules, the Company calculates the values by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $21.5625, the closing common stock price reported from the New York Stock Exchange on December 31, 1998.

                               PERFORMANCE GRAPHS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

   The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts (NAREIT) Equity Index and the Standard & Poor's 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

                      NATIONWIDE HEALTH PROPERTIES, INC.
                          YEAR ENDED 12-31-98 PROXY
                              PERFORMANCE GRAPH

                     NHP        S&P 500          NAREIT Equity Index
      12/93           100           100                   100
      12/94        108.05        101.32                103.17
      12/95        136.64         139.4                118.92
      12/96        168.78         171.4                160.86
      12/97        190.16        228.59                193.45
      12/98        172.81        293.91                159.59

   IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

         ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Company has appointed Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999. Arthur Andersen LLP has served as the Company's independent accountants since the inception of the Company in 1985. Arthur Andersen LLP provided various services to the Company in 1998 including the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and consultations on various tax matters.

   Representatives of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

   The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for 1999. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

                                 OTHER MATTERS

   As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

   Stockholder Proposals for the 2000 Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion in the proxy statement, the Company's President must receive the stockholder proposals no later than November 19, 1999.

   Stockholders interested in presenting a proposal at the Company's annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2000 but not included in the Company's proxy statement) must be received by the Company's President no later than January 29, 2000 to be considered timely. Under the SEC's proxy voting rules, the Company may exercise discretionary voting authority on stockholder proposals received after such date.

   Proxy Solicitation Costs. The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

                                          By order of the Board of Directors,

                                          R. Bruce Andrews
                                          President and Chief Executive
                                           Officer

March 19, 1999

                   NATIONWIDE HEALTH PROPERTIES, INC. PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mark L. Desmond, Don M. Pearson and Gary E. Stark and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 5, 1999, at the Annual Meeting of Stockholders to be held on April 19, 1999 and at any adjournment thereof.

1.   ELECTION OF DIRECTORS
     FOR each nominee listed below               WITHHOLD AUTHORITY
     (except as marked to the contrary below)    To vote for each nominee below


                    R. Bruce Andrews and Charles D. Miller

     (INSTRUCTION):       To withhold authority to vote for any individual
nominee, write that nominee's name in the space provided below)


2.   APPROVAL OF          DISAPPROVAL OF         ABSTENTION WITH RESPECT TO

     the proposal to ratify the selection of Arthur Andersen LLP as independent accountants for the year ending December 31, 1999.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposals 1, 2 and 3.

     If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

     NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                                Dated:                    , 1999

                                                ________________________________

                                                ________________________________
                                                   Signature of Stockholder(s)

     Please sign, date and return today in the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.